January 28, 2005

To the Audit Committee of the Board of
Directors of YP Corp.

Gentlemen:

Pursuant to your request we have read the statements contained in Note 2 to the financial statements included in the Form 10-Q of YP Corp. for the three months ended December 31, 2004. As stated in Note 2, the Company changed its method of accounting for forfeitures of restricted stock awards from recognizing such as they occur to a method by which forfeitures are estimated at the time of the award. Additionally, Note 2 states that the Company believes that this is a preferable method as it provides less volatility in expense recognition.

You have requested a letter from us as your Independent Registered Public Accounting Firm that you can file with the Securities and Exchange Commission indicating whether or not we believe the aforementioned change in method of accounting is preferable under your particular circumstances. This letter is submitted to you solely for that purpose.

Based on our reading of the information set forth in the Form 10-Q YP Corp. for the three months ended December 31, 2004, we believe (a) the newly adopted accounting principle is a generally accepted accounting principle (b) the method of accounting for the effect of the change is in conformity with generally accepted accounting principles, (c) the Company has justified the use of the newly adopted accounting principle on the basis that it is preferable as required by Accounting Principles Board Opinion No. 20 and the Company’s justification for the change is reasonable, and (d) there are no unusual circumstances such that the selection and application of the newly adopted accounting principle would make the financial statements taken as a whole misleading. We have not examined any financial statements of YP Corp. as of any date or for any period subsequent to September 30, 2004, nor have we audited the information set forth in Note 2 to Form 10-Q of YP Corp. for the three months ended December 31, 2004; accordingly, we do not express an opinion concerning the factual information contained therein.

While there are two methods of accounting for forfeitures of stock based awards that are acceptable under generally accepted accounting principles in accordance with SFAS No. 123 par. 28. We believe that, under your particular circumstances, the aforementioned change is a preferable alternative accounting principle.

Very truly yours,

/s/ EPSTEIN, WEBER & CONOVER. PLC